                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           W. R. BERKLEY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

     (4)  Date Filed:

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

                           W. R. BERKLEY CORPORATION
                               475 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2006

                         ------------------------------

To The Stockholders of
W. R. BERKLEY CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of W. R. Berkley Corporation (the "Company") will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 16, 2006 at 3:00 p.m. for the following purposes:

     (1) To elect four directors to serve until their successors are duly elected and qualified;

     (2) To approve the W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan;

     (3) To approve and adopt an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 300,000,000 to 500,000,000;

     (4) To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006; and

     (5) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on March 20, 2006 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying proxy statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By Order of the Board of Directors,
                                          IRA S. LEDERMAN
                                          Senior Vice President,
                                          General Counsel and Secretary
Dated: April 14, 2006

                           W. R. BERKLEY CORPORATION

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2006

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited on behalf of the Board of Directors of W.
R. Berkley Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 16, 2006 at 3:00 p.m. and at any adjournment thereof.

     The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive offices at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting.

     The expense of preparing, printing and mailing this proxy statement will be paid by the Company. The Company has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee estimated at $6,500, plus expenses. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by Georgeson employees. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials to the beneficial owners of the Company's common stock.

     The Annual Report of the Company for the fiscal year ended December 31, 2005 is being mailed to all stockholders with this proxy statement. The approximate mailing date is April 14, 2006.

     A list of stockholders will be available for inspection during business hours for at least ten days prior to the Annual Meeting at the executive offices of the Company at 475 Steamboat Road, Greenwich, Connecticut 06830.

     The matters to be acted upon are described in this proxy statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A "broker non-vote" is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 20, 2006 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding and entitled to vote on that date was 128,164,357 shares of common stock (not reflecting the 3-for-2 common stock split effected on April 4, 2006). Each such share of common stock is entitled to one vote. At March 20, 2006, executive officers and directors of the Company owned or controlled approximately 16.1% of the outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading "Principal Stockholders" below.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below, "FOR" the approval of the W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan, "FOR" the approval and adoption of the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 500,000,000 and "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006. If a returned proxy does not specify a vote for or against a proposal, it will be voted in favor thereof.

     The election of directors, the approval of the W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan and the ratification of the appointment of KPMG LLP require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders. The approval and adoption of the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 500,000,000 requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                             ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires. The Board intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of William R. Berkley, George G. Daly and Philip J. Ablove as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2009 and until their respective successors are duly elected and qualified. In addition, it is the intention of the Board that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of Mary C. Farrell to hold office for a term of one year until the Annual Meeting of Stockholders in 2007 and until her successor is duly elected and qualified.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the four named nominees.

     FOLLOWING THE RECOMMENDATION OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

     The following table sets forth information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS
NOMINEES TO SERVE IN OFFICE UNTIL 2009             SINCE/ AGE             AND OTHER INFORMATION
--------------------------------------            ------------   ----------------------------------------
William R. Berkley(1)(2)........................  1967 Age 60    Chairman of the Board and Chief
                                                                 Executive Officer of the Company since
                                                                 its formation in 1967. He also serves as
                                                                 President and Chief Operating Officer,
                                                                 positions which he has held since March
                                                                 1, 2000 and has held at various times
                                                                 from 1967 to 1995. Mr. Berkley also
                                                                 serves as Chairman of the Board or
                                                                 director of a number of public and
                                                                 private companies. These include
                                                                 Associated Community Bancorp, Inc. and
                                                                 its Connecticut Community Bank, N.A.
                                                                 subsidiary; Interlaken Capital, Inc.;
                                                                 Strategic Distribution, Inc.; The First
                                                                 Marblehead Corporation; FFS Holdings,
                                                                 Inc.; and W. R. Berkley Corporation
                                                                 Charitable Foundation. Mr. Berkley is
                                                                 the father of W. Robert Berkley, Jr.

George G. Daly(3)(4)............................  1998 Age 65    Dean, McDonough School of Business,
                                                                 Georgetown University. From 2002 to
                                                                 October 2005, Dr. Daly was Fingerhut
                                                                 Professor and Dean Emeritus, Stern
                                                                 School of Business, New York University,
                                                                 and previously was Dean, Stern School of
                                                                 Business, and Dean Richard R. West
                                                                 Professor of Business, New York
                                                                 University, for more than five years. In
                                                                 addition to his academic career, Dr.
                                                                 Daly served as Chief Economist at the
                                                                 U.S. Office of Energy Research and
                                                                 Development in 1974. He is also a
                                                                 director of The First Marblehead
                                                                 Corporation.

Philip J. Ablove(3)(5)..........................  2002 Age 65    Executive Vice President and Chief
                                                                 Financial Officer of Pioneer Companies,
                                                                 Inc. from March 1996 to December 2002,
                                                                 when he retired. Mr. Ablove was Senior
                                                                 Vice President and Chief Financial
                                                                 Officer of W. R. Berkley Corporation
                                                                 from July 1973 until April 1983.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS
NOMINEE TO SERVE IN OFFICE UNTIL 2007              SINCE/ AGE             AND OTHER INFORMATION
-------------------------------------             ------------   ----------------------------------------
Mary C. Farrell(3)..............................  2006 Age 56    Consultant to the financial services
                                                                 industry since 2005. Retired in July
                                                                 2005 from UBS, where she served as a
                                                                 Managing Director, Chief Investment
                                                                 Strategist for UBS Wealth Management USA
                                                                 and Co-Head of UBS Wealth Management
                                                                 Investment Strategy & Research Group for
                                                                 more than four years.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2007         SINCE/ AGE             AND OTHER INFORMATION
------------------------------------------        ------------   ---------------------------------------
W. Robert Berkley, Jr. .........................  2001 Age 33    Executive Vice President of the Company
                                                                 since August 2005 and Vice Chairman of
                                                                 Berkley International, LLC since May
                                                                 2002. Mr. Berkley, Jr. served
                                                                 previously as Senior Vice
                                                                 President -- Specialty Operations of
                                                                 the Company from January 2003 to August
                                                                 2005, Senior Vice President of the
                                                                 Company from January 2002 to January
                                                                 2003, Vice President of the Company
                                                                 from May 2000 to January 2002,
                                                                 President of Berkley International, LLC
                                                                 from January 2001 to May 2002 and
                                                                 Executive Vice President of Berkley
                                                                 International, LLC from March 2000 to
                                                                 January 2001. He joined the Company in
                                                                 September 1997. From July 1995 to
                                                                 August 1997, Mr. Berkley, Jr. was
                                                                 employed in the Corporate Finance
                                                                 Department of Merrill Lynch Investment
                                                                 Company. Mr. Berkley, Jr. is also a
                                                                 director of Associated Community
                                                                 Bancorp, Inc. and its Connecticut
                                                                 Community Bank, N.A. subsidiary;
                                                                 Interlaken Capital, Inc.; LD Realty
                                                                 Advisors LLC; Strategic Distribution,
                                                                 Inc.; and W. R. Berkley Corporation
                                                                 Charitable Foundation. Mr. Berkley, Jr.
                                                                 is the son of William R. Berkley.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2007         SINCE/ AGE             AND OTHER INFORMATION
------------------------------------------        ------------   ---------------------------------------
Ronald E. Blaylock(3)(4)(6).....................  2001 Age 46    Founder, Chairman and Chief Executive
                                                                 Officer of Blaylock & Partners, L.P.,
                                                                 an investment banking firm. Mr.
                                                                 Blaylock held senior management
                                                                 positions with PaineWebber Group and
                                                                 Citicorp before launching Blaylock &
                                                                 Partners in 1993. Mr. Blaylock is also
                                                                 a director of Radio One, Inc.

Mark E. Brockbank(3)(5).........................  2001 Age 54    Mr. Brockbank retired from active
                                                                 employment in November 2000. He served
                                                                 from 1995 to 2000 as Chief Executive of
                                                                 XL Brockbank LTD, an underwriting
                                                                 management agency at Lloyd's of London.
                                                                 Mr. Brockbank was a founder of the
                                                                 predecessor firm of XL Brockbank LTD
                                                                 and was a director of XL Brockbank LTD
                                                                 from 1983 to 2000.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2008         SINCE/ AGE             AND OTHER INFORMATION
------------------------------------------        ------------   ---------------------------------------
Rodney A. Hawes, Jr.(3).........................  2004 Age 68    Mr. Hawes is the founder of Insurance
                                                                 Investment Associates ("IIA"), which
                                                                 has provided investment banking
                                                                 services to the insurance industry
                                                                 since 1972. Mr. Hawes was the Chairman
                                                                 of the Board and Chief Executive
                                                                 Officer of Life Re Corporation from
                                                                 1988 to 1998.

Jack H. Nusbaum(1)(2)(3)(6).....................  1967 Age 65    Chairman of the New York law firm of
                                                                 Willkie Farr & Gallagher LLP, where he
                                                                 has been a partner for more than the
                                                                 last five years. He is also a director
                                                                 of Strategic Distribution, Inc. and The
                                                                 Topps Company, Inc. Willkie Farr &
                                                                 Gallagher LLP is outside counsel to the
                                                                 Company.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY   BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2008         SINCE/ AGE             AND OTHER INFORMATION
------------------------------------------        ------------   ---------------------------------------
Mark L. Shapiro(3)(4)(6)........................  1974 Age 62    Since September 1998, Mr. Shapiro has
                                                                 been a private investor. From July 1997
                                                                 through August 1998, Mr. Shapiro was a
                                                                 Senior Consultant to the Export-Import
                                                                 Bank of the United States. Prior
                                                                 thereto, he was a Managing Director in
                                                                 the investment banking firm of Schroder
                                                                 & Co. Inc. He is also a director of
                                                                 Boardwalk Pipeline Partners, LP.

------------------------------
(1) Member of Executive Committee

(2) Member of Pricing Committee

(3) Member of Nominating and Corporate Governance Committee

(4) Member of Audit Committee

(5) Member of Compensation and Stock Option Committee

(6) Member of Business Ethics Committee

                               EXECUTIVE OFFICERS

     The following provides the name, principal occupation and other pertinent information concerning the executive officers of the Company who do not also serve as a director. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 14, 2006.

NAME                                        AGE                    POSITION
----                                        ---                    --------
Eugene G. Ballard.........................  53    Senior Vice President -- Chief Financial
                                                  Officer and Treasurer
Robert P. Cole............................  56    Senior Vice President -- Regional
                                                  Operations
Robert W. Gosselink.......................  52    Senior Vice President -- Insurance Risk
                                                  Management
Paul J. Hancock...........................  44    Senior Vice President -- Chief Corporate
                                                  Actuary
Robert C. Hewitt..........................  45    Senior Vice President -- Excess and
                                                  Surplus Lines
Peter L. Kamford..........................  51    Senior Vice President -- Admitted
                                                  Specialty Lines
Ira S. Lederman...........................  52    Senior Vice President -- General Counsel
                                                  and Secretary
James W. McCleary.........................  59    Senior Vice President -- Reinsurance
                                                  Operations
James G. Shiel............................  46    Senior Vice President -- Investments
Robert D. Stone...........................  41    Senior Vice President -- Alternative
                                                  Markets Operations
Clement P. Patafio........................  41    Vice President -- Corporate Controller

     Eugene G. Ballard has been Senior Vice President -- Chief Financial Officer and Treasurer of the Company since June 1, 1999. Before joining the Company, Mr. Ballard was Executive Vice President and Chief Financial Officer of GRE Insurance Group, New York, New York from 1995.

     Robert P. Cole has been Senior Vice President -- Regional Operations of the Company since January 1999. Prior thereto, he was Senior Vice President from January 1998 and Vice President from October 1996. Before joining the Company, Mr. Cole was, from 1992, a senior officer of Christania General Insurance Corp. of New York, which was purchased by Folksamerica Reinsurance Company in 1996. He has been in the insurance/reinsurance business for more than 30 years.

     Robert W. Gosselink has been Senior Vice President -- Insurance Risk Management of the Company since October 2003. Before joining the Company, Mr. Gosselink was Senior Vice President and Manager, Ceded Reinsurance and Portfolio Management for XL Global Services from 2001, and Senior Vice President XL America from 1999 to 2001, both subsidiaries of XL Capital Ltd. Mr. Gosselink held various positions in treaty underwriting and risk management since 1990 when he joined NAC Reinsurance Corporation, which was acquired by XL Capital Ltd. in 1999.

     Paul J. Hancock has been Senior Vice President -- Chief Corporate Actuary of the Company since January 2002. He joined the Company in 1997 and most recently served as a Vice President in the actuarial department. Mr. Hancock came to the Company from Berkley Insurance Company, a subsidiary of the Company, where he was Vice President -- Actuarial Manager.

     Robert C. Hewitt has been Senior Vice President -- Excess and Surplus Lines of the Company since January 2006. Prior thereto, Mr. Hewitt was Senior Vice President -- Alternative Markets from January 2004, and Senior Vice
President -- Risk Management from January 2002. Before joining the Company, Mr. Hewitt was a Senior Vice President for Benfield Blanch Inc. (and its predecessor, E. W. Blanch Co.,
Inc.), where he served from 1986 to 2002 and managed its New York City office since 1995. Mr. Hewitt has over 20 years of experience in the reinsurance and insurance industries.

     Peter L. Kamford has been Senior Vice President -- Admitted Specialty Lines of the Company since he joined in January 2006. He has had over 25 years of experience in property casualty insurance and reinsurance, most recently as Managing Director of Guy Carpenter & Company.

     Ira S. Lederman has been Senior Vice President since January 1997 and General Counsel and Corporate Secretary of the Company since November 2001. Additionally, he has been General Counsel of Berkley International, LLC since January 1998. Previously, Mr. Lederman was General Counsel -- Insurance Operations from August 2000, Assistant Secretary from May 1989, Assistant General Counsel from May 1989 until August 2000 and Vice President from May 1986 until January 1997. Prior thereto, Mr. Lederman was Insurance Counsel of the Company from May 1986 and Associate Counsel from April 1983.

     James W. McCleary has been Senior Vice President -- Reinsurance Operations of the Company since August 2001. Mr. McCleary is the Chairman of Facultative ReSources, Inc., a subsidiary of the Company, has served as its chief underwriting officer since its inception, and from 1990 to 2006 was its President. Mr. McCleary has over 32 years of experience in the reinsurance sector.

     James G. Shiel has been Senior Vice President -- Investments of the Company since January 1997. Prior thereto, he was Vice President -- Investments of the Company from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

     Robert D. Stone has been Senior Vice President -- Alternative Markets Operations of the Company since January 2006. He served as Managing Director of Berkley Capital, LLC from its formation in June 2002. He previously was a managing director at Securitas Capital, LLC, a private equity investment fund affiliated with Swiss Re and Credit Suisse Group, from 1996 to 2002. From 1987 to 1996 Mr. Stone was a member of the mergers and acquisitions group at Smith Barney.

     Clement P. Patafio has been Vice President -- Corporate Controller of the Company since January 1997. Prior thereto, he was Assistant Vice
President -- Corporate Controller from July 1994 and Assistant Controller from May 1993. Before joining the Company, Mr. Patafio was with KPMG LLP from 1986 to 1993.

                     CORPORATE GOVERNANCE AND BOARD MATTERS

     Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board has adopted written Corporate Governance Guidelines, which address, among other things, (1) director qualification standards, (2) director responsibilities, (3) director access to management and, as necessary and appropriate, independent advisors, (4) director compensation, (5) director orientation and continuing education, (6) management succession, and (7) annual performance evaluation of the Board.

     The Board of Directors has standing committees including: the Audit Committee, Compensation and Stock Option Committee, and Nominating and Corporate Governance Committee. Each of these committees has a written charter. Our Corporate Governance Guidelines and the charters for each of these standing committees are available on our website at www.wrberkley.com.

     The Board is currently composed of ten directors, all of whom, other than Messrs. William R. Berkley and W. Robert Berkley, Jr., have been determined by the Board to be independent in accordance with applicable New York Stock Exchange rules, and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

     In making its determination with respect to Mr. Nusbaum, the Board considered his role as Chairman of Willkie Farr & Gallagher LLP, outside counsel to the Company. The Board also considered Mr. Nusbaum's personal and business relationships with William R. Berkley, the Company's Chairman of the Board and Chief Executive Officer. The Board considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Company, as well as business wisdom and ownership of the Company's shares. The Board concluded that Mr. Nusbaum's relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that has made and continue to make him a valuable independent board member.

     The Board held eight meetings during 2005. No director attended fewer than 75% of the total number of meetings of the Board and all committees on which he served. The Company encourages its directors to attend its Annual Meeting of Stockholders, and last year, nine of the directors were in attendance, either in person or telephonically, at the Annual Meeting.

     BOARD COMMITTEES

     AUDIT COMMITTEE. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors' qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements. The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

     The Audit Committee is currently composed of Messrs. Shapiro, Blaylock and Daly, and has been so constituted since July 1, 2005. Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE").

Mr. Shapiro is the current Chair of the committee. The Board has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an "audit committee financial expert" established by the SEC. For the period January 1, 2005 through July 1, 2005, the Audit Committee was composed of Messrs. Shapiro, Ablove and Blaylock, all of whom were then independent under the rules of the SEC and the NYSE. During 2005, the Audit Committee held eight meetings.

     The Audit Committee has determined to engage KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2006 and is recommending that our stockholders ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 30 of this proxy statement.

     COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee has overall responsibility for discharging the Board's responsibilities relating to the compensation of the Company's senior executive officers and directors.

     The Compensation and Stock Option Committee is currently composed of Messrs. Ablove and Brockbank, and both of such members are independent under the rules of the New York Stock Exchange. Mr. Ablove is the current Chair of the committee. Membership on the Compensation and Stock Option Committee was as follows for the indicated periods: (i) January 1, 2005 through May 3, 2005, Messrs. Richard G. Merrill, Brockbank and Daly; (ii) May 3, 2005 through July 1, 2005, Messrs. Brockbank, Daly and Hawes, Jr.; (iii) July 1, 2005 through August 2, 2005, Messrs. Ablove, Brockbank and Hawes, Jr.; and (iv) since August 2, 2005, Messrs. Ablove and Brockbank, all of whom were independent under the rules of the New York Stock Exchange during their period(s) of service. During fiscal 2005, the Compensation and Stock Option Committee held five meetings and took action by unanimous written consent on one occasion. The report of our Compensation and Stock Option Committee on executive compensation is found on page 17 of this proxy statement.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee was formed in 2004 to assist the Board in (1) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board), (2) recommending that the Board select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board, (3) overseeing the evaluation of the Board and management, (4) reviewing the corporate governance guidelines and the corporate code of ethics and (5) generally advising the Board on corporate governance and related matters. Our Corporate Governance Guidelines address director qualification standards.

     The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of his or her qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under "Stockholder Nominations for Board Membership and Other Proposals for 2007 Annual Meeting" below. The Company's Corporate Governance Guidelines set forth certain qualifications and specific qualities candidates should possess.

     The Nominating and Corporate Governance Committee is currently composed of Messrs. Ablove, Blaylock, Brockbank, Daly, Hawes, Jr., Nusbaum and Shapiro, and Ms. Farrell, all of whom are considered independent under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee held two meetings during 2005.

     OTHER COMMITTEES. During 2005, the Board had three other standing committees in addition to the committees set forth above: the Executive Committee, the Pricing Committee and the Business Ethics Committee.

     The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. The Committee is composed of Messrs. William R. Berkley and Nusbaum. During 2005, the Committee took action by unanimous written consent on two occasions.

     The Pricing Committee, which during 2005 was composed of Messrs. William R. Berkley and Nusbaum, acts in the event of certain offerings of the Company's securities with respect to such matters as determining the price and terms at which such securities shall be sold to underwriters and the public. During 2005, the Committee held one meeting and took action by unanimous written consent on one occasion.

     The Business Ethics Committee, which during 2005 was composed of Messrs. Blaylock, Nusbaum and Shapiro, administers the Company-wide business ethics program. The Committee reviews disclosures made by Company employees under the Company's Statement of Business Ethics, determines if any issue presented raises an ethics concern and takes any appropriate action. During 2005, the Committee held one meeting.

     CODE OF ETHICS

     We have had a Statement of Business Ethics in place for many years. This statement, which was revised during 2005, applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This Statement of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. In 2005, we also adopted a Statement of Business Ethics for the Board of Directors.

     In 2004, we adopted a Code of Ethics for Senior Financial Officers. This Code of Ethics, which applies to our chief executive officer, chief financial officer and controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

     A copy of our Statement of Business Ethics, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, on our website.

     COMMUNICATIONS WITH NON-MANAGEMENT DIRECTORS; EXECUTIVE SESSIONS

     A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel. Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available at the SEC's website at www.sec.gov. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. The General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of such communications upon the request of the addressed director.

     In accordance with applicable New York Stock Exchange Rules, the independent directors meet regularly in executive session. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation and Stock Option Committee and the non-management member of the Executive Committee.

                             DIRECTOR COMPENSATION

     For 2005, each director received a quarterly stipend of $6,000 through June 30, 2005 and $10,000 thereafter, and a fee of $1,500 for each Board meeting attended. In addition, on May 10, 2005, pursuant to the Company's 1997 Directors Stock Plan, as amended, each continuing director received a grant of 1,000 shares of common stock. For 2005, the quarterly stipends, the meeting fees and the fair market value of such director stock grant paid to Messrs. William R. Berkley and W. Robert Berkley, Jr. for their services as directors are included under "Executive Compensation" in the Summary Compensation Table below. Members of the Audit Committee and the Compensation and Stock Option Committee, which are both comprised solely of directors who are independent under the rules of the New York Stock Exchange, each receive an annual stipend of $5,000, with the Chairman of each receiving an additional annual stipend of $25,000 and $10,000, respectively. Members of the Audit Committee and the Compensation and Stock Option Committee also each receive $1,000 for each substantive meeting attended. In accordance with Company guidelines, each director of the Company, within 12 months of becoming a director, is required to own an amount of common stock of the Company equal to three times the annual stipend paid to the director.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 20, 2006 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the common stock:

                                                                 AMOUNT AND NATURE            PERCENT
         NAME AND ADDRESS OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)       OF CLASS
------------------------------------------------------       --------------------------       --------
William R. Berkley                                                   18,461,483(2)             14.4%
475 Steamboat Road
Greenwich, CT 06830
FMR Corp.                                                            12,730,607(3)              9.9%(5)
82 Devonshire Street
Boston, MA 02109
Gilder, Gagnon, Howe & Co. LLC                                        8,812,154(4)              6.9%(5)
1775 Broadway
New York, NY 10019

------------------------------

(1) These amounts reflect the 3-for-2 common stock split effected on April 8, 2005 but do not reflect the 3-for-2 common stock split effected on April 4, 2006.

(2) Includes 7,090,011 shares of common stock and 2,563,431 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 4,049,999 shares which are subject to currently exercisable stock options, 648,750 shares of common stock underlying restricted stock units (303,750 of which vest on April 4, 2008, 135,000 of which vest on May 11, 2009, and 210,000 of which vest on December 5, 2010), and 40,369 shares held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership.

(3) Information as of December 31, 2005 based on a Schedule 13G, dated February 14, 2006, filed with the Securities and Exchange Commission on behalf of FMR Corp. ("FMR"), Edward C. Johnson 3d and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G discloses that FMR had sole voting power as to 1,746,357 shares and sole dispositive power as to all 12,730,607 shares. The
    Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 11,170,040 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies ("ICs"). Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs' respective Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G also indicates that 531,840 shares are beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of Fidelity Trust, each had sole dispositive power and sole voting power as to all such shares. The Schedule 13G indicates that 112 shares are beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to individuals. The
    Schedule 13G indicates that 1,028,615 shares are beneficially owned by Fidelity International Limited ("FIL"), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 38% of the voting power of FIL is held by a partnership controlled by him and family members. FIL had sole voting and dispositive power as to all such shares. The Schedule 13G indicates that FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

(4) Information as of December 31, 2005 based on a Schedule 13G, dated February 14, 2006, filed with the Securities and Exchange Commission on behalf of Gilder, Gagnon, Howe & Co. LLC ("GGH&C"). The Schedule 13G reported that GGH&C has sole voting power over 77,995 shares and shared dispositive power over 8,812,154 shares.

(5) The percent of class shown was based on the shares of common stock reported on the respective Schedules 13G and the total number of shares outstanding as of December 31, 2005. Assuming the number of shares beneficially owned by these holders did not change, the percent of class based on the shares of common stock outstanding as of March 20, 2006 remain 9.9% and 6.9%, respectively.

     The following table sets forth information as of March 20, 2006 regarding ownership by all directors and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

                                                AMOUNT AND NATURE OF     PERCENT
        NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)   OF CLASS
----------------------------------------       -----------------------   --------
All directors and executive officers as
  a group (21 persons)                         20,664,965(2)(3)(4)(5)    16.1%
Philip J. Ablove                                    4,493                  *
Eugene G. Ballard                                 128,563(3)               *
William R. Berkley                             18,461,483(2)(3)          14.4%
W. Robert Berkley, Jr.                            482,023(3)               *
Ronald E. Blaylock                                  3,857                  *
Mark E. Brockbank                                 401,071                  *
George G. Daly                                      9,217                  *
Mary C. Farrell                                       -0-(6)               *
Rodney A. Hawes, Jr.                                5,000                  *
Ira S. Lederman                                   167,621(3)(4)            *
Jack H. Nusbaum                                    41,218                  *
Mark L. Shapiro                                    13,889                  *
James G. Shiel                                    222,106(3)               *

------------------------------
 *  Less than 1%.

(1) These amounts reflect the 3-for-2 common stock split effected on April 8, 2005 but do not reflect the 3-for-2 common stock split effected on April 4, 2006.

(2) Includes 7,090,011 shares of common stock and 2,563,431 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, and 40,369 shares held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership.

(3) The amounts shown for Messrs. Ballard, Berkley, Berkley, Jr., Lederman and Shiel include 46,408, 4,049,999, 374,624, 23,204, and 148,504 shares of common stock, respectively, which are subject to stock options that are either currently exercisable or are exercisable within sixty days of March 20, 2006, and 52,500, 648,750, 97,500, 52,500 and 43,875 shares of common stock underlying restricted stock units (RSUs), respectively, which are subject to forfeiture until vested.

(4) The amount shown for Mr. Lederman includes 4,068 shares of common stock held in accounts for his children, as to which Mr. Lederman is a custodian.

(5) The amounts shown for all directors and executive officers as a group include an aggregate of 5,022,013 shares of common stock which are subject to stock options that are either currently exercisable or are exercisable within sixty days of March 20, 2006 and are held by executive officers of the Company, 895,125 shares of common stock underlying RSUs, which are subject to forfeiture until vested, and 9,449 shares of common stock which are held by executive officers under the Company's Profit Sharing Plan.

(6) Appointed as a director on March 7, 2006.

     The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company's outstanding voting securities (5% in the State of Florida) without obtaining prior regulatory approval.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 2005, Interlaken Capital, Inc., a company substantially owned and controlled by William R. Berkley, the Company's Chairman of the Board and Chief Executive Officer, paid rent of approximately $10,000 to the Company for separate office space on the Company's premises and was reimbursed approximately $5,500 by the Company for certain expenses, such as telephone service. Certain of the Company's employees perform services for Interlaken as well, for which Interlaken compensates them separately.

     During 2005, the Company engaged in certain transactions with Associated Community Brokers, Inc., an insurance agency owned by Associated Community Bancorp, Inc. William R. Berkley, the Company's Chairman of the Board and Chief Executive Officer, serves as Chairman of the Board of Directors and is the majority stockholder of Associated Community Bancorp, Inc. During 2005, Associated Community Brokers, Inc. received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $468,806 in connection with insurance brokerage services provided to the Company. This relationship was pre-approved by disinterested directors selected by the Board.

     Also during 2005, a subsidiary of the Company sublet certain office space from Associated Community Bancorp, Inc. at prevailing market rates. The base rental expense under the terms of the sublease is approximately $127,500 per annum. This transaction was pre-approved by the independent members of the Company's board of directors.

     Jack H. Nusbaum, a director of the Company, is Chairman of Willkie Farr & Gallagher LLP, outside counsel to the Company.

                        SUPPLEMENTAL BENEFITS AGREEMENT

     On August 19, 2004, the Company entered into a Supplemental Benefits Agreement with William R. Berkley, the Company's Chairman and Chief Executive Officer. Under the agreement, upon the earliest to occur of: (a) Mr. Berkley's resignation from employment as Chief Executive Officer for any reason; (b) any termination of his employment by the Company other than for "cause," or (c) termination of his employment by reason of his death, Mr. Berkley will be entitled to an annual retirement benefit equal to the greater of (1) $1,000,000, or (2) fifty percent (50%) of his highest average three-year compensation over the prior ten fiscal years, but not exceeding one hundred fifty percent (150%) of his average five-year compensation over the prior five fiscal years. If such termination occurs following Mr. Berkley's 72nd birthday, he will be entitled to an enhanced retirement benefit, actuarially increased to reflect the passage of time from the date Mr. Berkley attained age 72 until the date of such termination.

     The retirement benefit will be paid annually for the remainder of Mr. Berkley's life, and if he predeceases his spouse, fifty percent (50%) of such benefit will be paid annually to his spouse for the remainder of her life. Mr. Berkley may elect to have his spouse receive one hundred percent (100%) of the retirement benefit following his death, provided, that, in such event, the retirement benefit will be reduced by an amount such that the payments made to Mr. Berkley and his spouse following such election will be the actuarial equivalent to the payments that would otherwise been made had no such election occurred.

     Under the agreement, Mr. Berkley and his spouse will also be entitled to receive continued health insurance coverage for the remainder of their respective lives. During the two-year period following his termination or, if longer, the period that Mr. Berkley performs consulting services to Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. To the extent that any benefits under the agreement or otherwise result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, Mr. Berkley will receive an additional payment to hold him harmless against such excise tax.

     The agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for "good reason," during which time Mr. Berkley has agreed to be available to provide consulting services to the Company.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") is comprised entirely of independent, non-management directors. The Committee has overall responsibility for discharging the Board of Directors' responsibility relating to compensation of the Chief Executive Officer ("CEO"), other executive officers and directors.

     COMPENSATION APPROACH. The Committee follows a compensation approach under which the principal determinants of compensation are both the current and long-term financial performance of the Company, together with achievement of non-financial corporate objectives and individual performance. The Company's performance is reviewed by the Committee in both absolute terms and relative to the performance of the property and casualty insurance industry as a whole. The Committee believes that this approach provides incentives to the CEO and other senior management personnel to focus on meeting key corporate strategic objectives, such as enhancing returns and driving profitable growth, while recognizing individual achievements. Focusing on these key objectives should in turn enhance stockholder value. The Committee also believes that it continues to be important to use cash and equity compensation to attract and reward executives who contribute to the Company's long-term success by demonstrated, sustained performance. To this end, the Company relies on salary, annual cash incentive awards, equity-based compensation through the 2003 Stock Incentive Plan and long-term cash incentives through the 2004 Long-Term Incentive Compensation Plan.

     The Company has not entered into employment agreements with any of its officers. The Company has entered into a Supplemental Benefits Agreement with the CEO, which is described in the proxy statement under the heading Supplemental Benefits Agreement.

     For 2005, the Committee retained Hewitt Associates ("Hewitt") to provide advice with respect to executive compensation. Hewitt advised the Committee with respect to the plans referred to below and with respect to the compensation of the CEO for 2005.

     2005 COMPANY PERFORMANCE. The Company's financial performance is a critical driver of executive compensation. This past year was an exceptional year for W. R. Berkley Corporation. The following is an overview of the Company's 2005 performance:

     * Return on stockholders' equity was 25.8%, substantially surpassing the Company's targeted return of 15%

     * The Company's combined ratio in 2005 was better than the industry's overall combined ratio by more than 12 points

     * Net income was $4.08 per share, advancing 23.3% over 2004

     * Net premiums written increased 8% to $4.6 billion

     * Cash flow from operations increased 6.2% to $1.7 billion

     * Stock price on the New York Stock Exchange closed at $47.62 on December 30, a 51.4% increase since the beginning of the year

     Through the leadership of the CEO and the other executive officers, the Company achieved these results by capitalizing on increasing insurance prices and improving insurance policy terms and conditions, as well as becoming a leader in many markets in which it serves. In addition, the Company, through the direction of the CEO, added and continues to consider the addition of new insurance operations that complement the Company's strategic focus.

     The primary components of executive officer compensation are base salary, annual cash incentive compensation and long-term incentive compensation of both cash and equity.

     BASE SALARY. With respect to base compensation in 2005 for executive officers other than the CEO, the Committee considered the Company's performance, past pay levels, existing market conditions and recommendations of the CEO with respect to such compensation.

     ANNUAL INCENTIVE. The annual incentive compensation for executive officers, other than the CEO, for 2005 was based primarily on the achievement of return on capital goals for 2005 set for the Company as a whole, and for those executives with business segment responsibility, the specific business segment financial results. Additional individual goals were established for each executive based on the strategic direction for the areas managed. Actual awards for 2005 were determined by the CEO and were based on an incentive compensation range approved by the Committee. Additionally, the Committee approved the annual incentive bonus amount for the Executive Vice President, which is disclosed in the Summary Compensation Table under the heading "Executive Compensation." Due to positive results in most of the business segments, and for the Company as a whole, most executive officers received an increase in annual incentive compensation over prior years.

     EQUITY-BASED COMPENSATION. Under the 2003 Stock Incentive Plan, options, restricted stock units and other equity-based awards can be granted to the CEO and to other executives on a discretionary basis. In the past, the Committee has exercised this discretion to make grants based on an evaluation of each individual's ability to contribute to the Company's long-term growth and profitability. In addition, the Committee has also considered the level of a recipient's annual salary. Up until 2004, it had generally been the Company's practice to grant stock options every other year. However, the Committee has since decided that the periodic restricted stock unit grants provide a more appropriate long-term incentive vehicle. The Committee believes that restricted stock units provide better retention incentives for executives and key employees while aligning their interests with those of the stockholders.

     During 2005 the Committee reviewed the Company's long-term incentive program and an equity award schedule. The Committee decided to make restricted stock unit grants under the 2003 Stock Incentive Plan to the CEO and certain Company officers in December of 2005. Restricted stock units for 162,000 shares of common stock were granted to executive officers other than the CEO. Grant date values for units granted to the five executive officers whose compensation is disclosed in the proxy statement are set forth in the Summary Compensation Table. These restricted stock units vest after five years, with no incremental vesting of the units during the five year period, and the receipt of the actual shares is deferred until the executive retires from the Company or as otherwise provided in the agreement. This deferral allows recipients to remain fully invested in the Company and aligned with stockholders.

     LONG-TERM INCENTIVE COMPENSATION PLAN. In 2004 the Company adopted and the stockholders approved, the W. R. Berkley Corporation 2004 Long-Term Incentive Plan (the "LTIP"). The

LTIP is a cash-based plan that does not provide for the payment of any equity compensation. It is designed to encourage teamwork among certain key employees of the Company and its subsidiaries and affiliates to foster the achievement of the Company's long-term goals, to reward these employees with pay that relates to the Company's performance and to provide a means through which the Company may attract, motivate and retain talented individuals who can assist the Company in achieving its long-term goals. Compensation payable under the LTIP is based on long-term corporate performance. The last grant made under this plan was in 2004 with awards tied to an increase in book value. No additional units were granted under the LTIP in 2005.

     CEO COMPENSATION. In general, the CEO's compensation is based on the Committee's evaluation of corporate performance and the CEO's individual performance based on specific targets. In 2005, the Committee reviewed a summary of the elements of the CEO's compensation and benefits with the CEO and the compensation consultant.

     With respect to base salary, based on the compensation philosophy stated above and the data provided by Hewitt, the Committee determined that the CEO's base salary for 2005 should remain at $1,000,000.

     With respect to the CEO's annual incentive bonus for 2005, the Committee established a maximum award for the CEO subject to adjustment based on performance measures. Performance measures selected by the Committee included, but were not limited to, return on equity, earnings per share, combined ratio and individual non-financial goals that were consistent with the strategic needs of the Company. With respect to these measures, the Committee compared actual Company performance to both the Company's financial plan and industry performance. At the end of the year, the Committee reviewed achievement of these measures to determine the amount of incentive compensation earned.

     Based on the results for 2005 outlined above, the Company exceeded the Company's financial plan for return on equity and earnings per share and exceeded the industry's combined ratio. The CEO also achieved all of the individual non-financial goals established. The Committee noted that the Company's 2005 results were achieved in a year in which catastrophic losses impacted the industry to a substantially greater extent than the Company due to the risk management strategies initiated by the CEO in previous years. The Committee recognizes that the CEO's strategic direction of the Company resulted in its current superior performance. As a result of these achievements, the Committee approved an annual incentive payment for the CEO under the Annual Incentive Compensation Plan of $7,500,000, which was below the maximum amount allowable. The total annual incentive bonus is disclosed in the Summary Compensation Table.

     The Committee believes that the CEO's leadership has contributed greatly to the Company's long-term financial strength and is expected to play an important future role. Therefore, as discussed earlier under Equity-Based Compensation, restricted stock units for 210,000 shares of Common Stock were granted to the CEO in December 2005. These units vest at the end of five years, with no incremental vesting of the units during the five year period, and the receipt of the actual shares is deferred until retirement or as otherwise provided in the grant agreement. No units were granted to the CEO under the LTIP in 2005.

     POLICY ON QUALIFYING COMPENSATION FOR DEDUCTIBILITY. For purposes of setting incentive compensation for the CEO, the Committee has determined that the Company should consider the limitations on tax deductibility imposed under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows deductions for compensation in excess of $1,000,000 per year paid by a public corporation to certain of its executives unless certain criteria are met. In order to meet the criteria, the Committee has determined that, subject to the matters discussed below, the CEO's annual and long-term incentive compensation should be structured as "qualified performance-based compensation," which is exempt from the deduction limit. In general, this rule requires that the CEO's incentive compensation be based on attainment of objective performance goals, established in advance by the Committee, using metrics approved by the stockholders. For these reasons, the incentive compensation for the CEO is generally payable and/or granted under the Company's Annual Incentive Compensation Plan, LTIP and 2003 Stock Incentive Plan, each of which was approved by stockholders of the Company and is designed so that compensation payable thereunder, or attributable to the exercise of options or the delivery of shares in settlement of restricted stock units, will generally be exempt from the deduction limits. The Committee believes that it is important to maintain discretion to pay additional compensation in appropriate circumstances. Therefore, the Committee may, in its discretion, and where deemed appropriate, pay compensation to the CEO or other executive officers in addition to compensation earned under these plans. Such additional compensation may not be "qualified performance-based compensation" and would not be exempt from the deduction limits. The Committee believes that at times there are circumstances where the payment of such additional compensation may be justified as a means of furthering the Company's interest in retaining and rewarding its key personnel.

                                          Compensation and Stock Option
                                          Committee

                                          Philip J. Ablove, Chairman
                                          Mark E. Brockbank

March 30, 2006

     The above report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose earnings exceeded $100,000 in salary and bonus for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                                      ------------------------
                                                      ANNUAL COMPENSATION               AWARDS       PAYOUTS
                                            ---------------------------------------   ----------    ----------
                                                                            OTHER
                                                                           ANNUAL     RESTRICTED                  ALL OTHER
NAME AND                                                                   COMPEN-      STOCK          LTIP        COMPEN-
PRINCIPAL POSITION                   YEAR   SALARY($)         BONUS($)    SATION($)   AWARDS($)     PAYOUTS($)    SATION($)
------------------                   ----   ---------        ----------   ---------   ----------    ----------    ---------
William R. Berkley.................  2005   1,000,000        7,500,000     303,321(1) 9,935,100(2)         --      270,425(3)(4)
  Chairman of the Board              2004   1,000,000        6,042,000     273,348(5) 3,548,700(6)         --      227,229
  and Chief Executive Officer        2003   1,000,000        4,933,562     262,158(7) 5,751,000(8)  10,000,000(9)  190,032
W. Robert Berkley, Jr. ............  2005    518,692           750,000          --    2,838,600(2)         --      137,900(3)(4)
  Executive Vice President           2004    425,000           285,000          --      394,300(6)         --      101,413
                                     2003    370,000           215,000          --      426,000(8)    500,000(9)    81,904
Ira S. Lederman....................  2005    460,000           340,000          --      709,650(2)         --      115,671(3)
  Senior Vice President --           2004    425,000           280,000          --      394,300(6)         --       96,415
  General Counsel and Secretary      2003    385,000           215,100          --      426,000(8)    500,000(9)    69,226
Eugene G. Ballard..................  2005    460,000           337,500          --      709,650(2)         --      109,148(3)
  Senior Vice President -- Chief     2004    425,000           275,000          --      394,300(6)         --       94,602
  Financial Officer and Treasurer    2003    390,000           215,050          --      426,000(8)    500,000(9)    63,124
James G. Shiel.....................  2005    460,000           337,500          --      709,650(2)         --      107,490(3)
  Senior Vice President --           2004    425,000           280,000          --      315,440(6)         --       94,930
  Investments                        2003    405,000           215,050          --      319,500(8)    500,000(9)    78,559

---------------

(1) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $103,321 represents the incremental cost to the Company related to personal use of Company or chartered aircraft. For reasons of security and personal safety, the Board has required Mr. Berkley to use Company-owned aircraft or non-commercial aircraft for all air travel.
(2) Represents the market value of the common stock underlying restricted stock units (RSUs) granted on December 5, 2005 using the closing price per share on the grant date ($47.31). As of December 31, 2005, Messrs. Berkley, Berkley, Jr., Lederman, Ballard and Shiel held 648,750, 97,500, 52,500, 52,500 and 43,875 RSUs, respectively, and the underlying shares of common stock with respect to such RSUs had a 2005 year-end value of $30,893,475, $4,642,950, $2,500,050, $2,500,050 and $2,089,328, respectively, without recognizing any diminution in value attributable to the restrictions on the RSUs.
(3) For Messrs. Berkley, Berkley, Jr., Lederman, Ballard and Shiel, these amounts include contributions to the Profit Sharing Plan of $24,150 each, premiums for term life insurance of $2,160 each, Benefit Replacement Plan contributions of $90,850, $35,500, $28,750, $28,750 and $28,750,
    respectively, interest accrued, but unfunded, on deferred compensation of $75,675, $-0-, $60,611, $54,088 and $52,430, respectively.
(4) This amount includes Company director fees of $44,000 for Mr. Berkley and $42,500 for Mr. Berkley, Jr., respectively, and $33,590 for each of them, representing the value of 1,000 shares of common stock awarded to directors on May 10, 2005, but does not include outside director fees paid directly by Kiln plc to such persons for serving in their individual capacity as directors thereof.
(5) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $73,348 represents the incremental cost to the Company related to personal use of Company or chartered aircraft.
(6) Represents the market value of the common stock underlying RSUs granted on May 11, 2004 using the closing price per share on the grant date ($39.43, or, as adjusted for the 3-for-2 common stock split effected on April 8, 2005, $26.29).
(7) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $62,158 represents the incremental cost to the Company related to personal use of Company or chartered aircraft.
(8) Represents the market value of the common stock underlying RSUs granted on April 4, 2003 using the closing price per share on the grant date ($42.60, or, as adjusted for the 3-for-2 common stock splits effected on April 8, 2005 and August 27, 2003, $18.93).

(9) Paid in February 2004. The units awarded in 2001 became fully vested and payable as of December 31, 2003 after reaching the maximum unit value on an accelerated basis due to the Company significantly exceeding its expected performance during the relevant period.

     The following table shows for the fiscal year ended December 31, 2005 information concerning the exercise of options and the year-end number and value of unexercised options for the executive officers named in the Summary Compensation Table.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING              VALUE OF
                                                                     UNEXERCISED           UNEXERCISED
                                                                     OPTIONS AT            IN-THE-MONEY
                                                                       FISCAL               OPTIONS AT
                                                                      YEAR-END           FISCAL YEAR-END
                               SHARES ACQUIRED                       12/31/05(#)           12/31/05($)
                                 ON EXERCISE     VALUE REALIZED     EXERCISABLE/           EXERCISABLE/
NAME                               (#)(1)             ($)         UNEXERCISABLE(1)       UNEXERCISABLE(2)
----                           ---------------   --------------   -----------------   ----------------------
William R. Berkley...........           --                --      3,843,280/923,907   141,492,226/31,024,168
W. Robert Berkley, Jr. ......           --                --        243,002/283,500     8,444,857/ 9,343,752
Ira S. Lederman..............      117,160         3,090,801             --/ 48,517            --/ 1,613,074
Eugene G. Ballard............       63,280         1,823,097         21,094/ 50,627       728,380/ 1,703,855
James G. Shiel...............           --                --        126,565/ 43,032     4,619,318/ 1,456,155

---------------

(1) These amounts reflect the 3-for-2 common stock split effected on April 8, 2005 but do not reflect the 3-for-2 common stock split effected on April 4, 2006.

(2) The unexercisable options are unvested options that are subject to forfeiture in the event the executive voluntarily terminates employment with the Company prior to vesting. In addition, all options, whether exercisable or not, are subject to forfeiture in the event the executive's employment is terminated for cause, and the value of unexercised options may be subject to recapture by the Company in certain circumstances. As such, the executives may never realize the full value of these options if such forfeiture or recapture occurs.

                            LONG-TERM INCENTIVE PLAN

     In 2004, the Company adopted and the stockholders approved the W. R. Berkley Corporation 2004 Long-Term Incentive Compensation Plan (the "LTIP"). The LTIP is a cash-based plan that does not provide for the payment of any equity compensation. It is designed to encourage teamwork among certain key employees of the Company and its subsidiaries and affiliates to foster the achievement of the Company's long-term goals, to reward these employees with pay that relates to the Company's performance and to provide a means through which the Company may attract, motivate and retain talented individuals who can assist the Company in achieving its long-term goals. Compensation payable under the LTIP is based on long-term corporate performance and is tied to an increase in stockholder value. During the fiscal year ended December 31, 2005, no awards under the LTIP were granted by the Compensation and Stock Option Committee to the executive officers named in the Summary Compensation Table.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2005. These plans include the W. R. Berkley Corporation 2003 Stock Incentive Plan and the Amended and Restated W. R. Berkley Corporation 1997 Directors Stock Plan. The table also includes information regarding 675,000 restricted stock units ("RSUs") awarded to officers of the Company and its subsidiaries on April 4, 2003 (as adjusted for the 3-for-2 common stock split effected on April 8, 2005, but not for the 3-for-2 common stock split effected on April 4, 2006) under a plan not approved by stockholders.

                                                                                  (C) NUMBER OF
                                     (A) NUMBER OF                            SECURITIES REMAINING
                                   SECURITIES TO BE    (B) WEIGHTED-AVERAGE   AVAILABLE FOR FUTURE
                                      ISSUED UPON       EXERCISE PRICE OF     ISSUANCE UNDER EQUITY
                                      EXERCISE OF          OUTSTANDING         COMPENSATION PLANS
                                      OUTSTANDING            OPTIONS,         (EXCLUDING SECURITIES
                                   OPTIONS, WARRANTS       WARRANTS AND           REFLECTED IN
PLAN CATEGORY                         AND RIGHTS              RIGHTS               COLUMN (A))
-------------                      -----------------   --------------------   ---------------------
Equity compensation plans
  approved by stockholders.......     11,720,488              $16.26                4,217,859
Equity compensation plans not
  approved by stockholders.......        675,000(1)           $18.93                       --
                                      ----------              ------                ---------
Total............................     12,395,488              $16.40                4,217,859
                                      ==========              ======                =========

---------------

(1) Represents restricted stock units ("RSUs"), each of which represents the right to receive one share of common stock, subject to vesting requirements and continued employment, following the recipient's termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to the RSU recipients in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. These RSUs held by any recipient will vest in full in one installment on April 4, 2008 (the "Vesting Date"), provided the recipient remains employed with the Company and/or its subsidiaries on the Vesting Date. If a recipient terminates employment prior to the Vesting Date on account of death, disability or retirement, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient as of such termination date. Upon termination of employment for any other reason prior to vesting, all RSUs held by the recipient will expire and be forfeited. In the event of a Change of Control of the Company (as defined in the RSU Agreements) all RSUs will vest in full and the shares of common stock underlying each RSU will be delivered to the RSU recipients. The Compensation and Stock Option Committee of the Board retains the right to accelerate the vesting of any or all RSUs at any time, for any reason. The following list sets forth the names of the executive officers of the Company who received such RSUs on April 4, 2003 and the number of RSUs each individual received: William R. Berkley -- 303,750; W. Robert Berkley,
    Jr. -- 22,500; Eugene G. Ballard -- 22,500; Robert P. Cole -- 16,875; Paul
    J. Hancock -- 11,250; Robert C. Hewitt -- 11,250; Ira S. Lederman -- 22,500; James W. McCleary -- 16,875; Clement P. Patafio -- 5,625; and James G.
    Shiel -- 16,875; and an aggregate of 225,000 RSUs were granted to 24 other officers of the Company and its subsidiaries.

                        COMPANY STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's common stock for the last five fiscal years with the cumulative total return on the Standard & Poor's (S&P) 500 Index and a Custom Composite Index over the same period (assuming the investment of $100 in each category on December 31, 2000 and the reinvestment of all dividends). The Custom Composite Index was selected based upon current comparable industry criteria.

                            CUMULATIVE TOTAL RETURN

    Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

                                    (GRAPH)

               SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

--------------------------------------------------------------------------------------------------------------------
                                          Dec-00       Dec-01       Dec-02       Dec-03       Dec-04       Dec-05
--------------------------------------------------------------------------------------------------------------------
W. R. Berkley Corporation.............     $100         $115         $129         $172         $233         $355
S&P 500(R)............................     $100         $ 88         $ 69         $ 88         $ 98         $103
Custom Composite Index (11 Stocks)....     $100         $ 92         $ 79         $ 95         $103         $121

    The Custom Composite Index consists of ACE Limited, The Chubb Corporation, Cincinnati Financial Corp., CNA Financial Corp., Everest Re Group, Ltd., HCC Insurance Holdings, Inc., Markel Corp., The Ohio Casualty Corporation, SAFECO Corp., The St. Paul Travelers Companies, Inc. and XL Capital Ltd.

                   APPROVAL OF THE W. R. BERKLEY CORPORATION
                    2007 ANNUAL INCENTIVE COMPENSATION PLAN

     The Board submits to the stockholders for approval the W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan (the "Annual Plan"). The Board adopted the Annual Plan to provide for incentive compensation in the form of an annual cash bonus to key executives responsible for the success of the Company and to provide a bonus compensation scheme designed to attract talented new executives. Compensation payable under the Annual Plan is based on corporate performance and is intended to increase stockholder value. The Board believes that the Annual Plan will enhance management's efforts by focusing management's attention on the achievement of goals which the Board has determined to be strategically and operationally important for the Company. The Annual Plan will replace the Annual Incentive Compensation Plan that was approved by the stockholders at the 2002 annual meeting and is set to expire on December 31, 2006.

     Because of certain limitations under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), compensation paid to a "Named Executive Officer" (see the "Executive Compensation -- Summary Compensation Table" above) in excess of $1 million for any year is generally not deductible by the Company for federal income tax purposes, unless such compensation qualifies as "performance-based" under Section 162(m). The Board believes that it is important (except in certain extenuating circumstances) to provide that cash bonuses paid to its executive officers are deductible by the Company for federal income tax purposes. Accordingly, the Company has structured the Annual Plan to satisfy the requirements of Section 162(m) for "performance-based" compensation. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company's stockholders.

     If the Annual Plan is not approved by the stockholders, it is currently contemplated that all or a portion of certain annual bonuses payable to certain executive officers of the Company will not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation) they exceed the $1 million limit.

     Approval of the Annual Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

     The following summary of the material features of the Annual Plan is qualified in its entirety by the terms of the Annual Plan as filed with the Securities and Exchange Commission.

ELIGIBILITY

     Participation in the Annual Plan will be limited to the Chief Executive Officer and any other employee of the Company designated by the Company's Compensation and Stock Option Committee. Currently, there are five executive officers of the Company, including the Chief Executive Officer, eligible to participate in the Annual Plan.

ADMINISTRATION

     The Annual Plan will be administered by the Compensation and Stock Option Committee, which has full power and authority to determine which eligible executives will receive awards under the

Annual Plan, to set bonus targets, to determine the achievement of pre-tax income (as defined below) and the application of such achievement to the bonus targets, to reduce bonus awards, to interpret and construe the terms of the Annual Plan and to make all determinations it deems necessary in the administration of the Annual Plan.

PERFORMANCE GOAL

     The Board has chosen "pre-tax income" as the measure of performance necessary for the payment of bonuses under the Annual Plan. For purposes of the Annual Plan, pre-tax income means, with respect to each fiscal year, the Company's earnings before income taxes as reported in the Company's audited consolidated financial statements, excluding (a) any losses from discontinued operations, (b) extraordinary gains and losses, and (c) the cumulative effect of accounting changes during the fiscal year.

PARTICIPATION AND ESTABLISHMENT OF BONUS TARGETS

     During the first 90 days of each fiscal year, the Compensation and Stock Option Committee will designate those employees who are to be participants in the Annual Plan for that year and will specify the terms and conditions for the determination of an annual bonus, including individual bonus targets, for each such individual. The maximum annual bonus payable under the Annual Plan to all participants for any fiscal year is 5% of the pre-tax income (the "maximum bonus amount") for that fiscal year. Individual bonus targets will be expressed as a percentage of the maximum bonus amount or a percentage of pre-tax income.

DETERMINATION OF ANNUAL BONUSES

     As soon as reasonably practicable after the end of each fiscal year, the Compensation and Stock Option Committee shall determine the pre-tax income, if any, and the amount of the annual bonus to be paid to each participant for such fiscal year. In determining that amount, the Compensation and Stock Option Committee will consider the target bonuses established at the beginning of the year, the amount of pre-tax income and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any annual bonus that would otherwise be payable.

BONUS PAYMENTS AND DEFERRALS

     Except to the extent deferred as described below, annual bonuses will be paid in cash on or prior to March 15 of the year following the year with respect to which the bonus relates. The Annual Plan allows the Compensation and Stock Option Committee to establish rules and procedures to allow participants to defer the receipt of their annual bonuses. Deferred amounts will be credited with an interest equivalent amount until the time of final payment at a rate determined by the Compensation and Stock Option Committee from time to time. Any such deferrals must comply with Section 409A of the Code.

TERMINATION AND AMENDMENT

     If the Annual Plan is approved by the stockholders, it will be effective for 2007 and will continue in effect through 2016. The Compensation and Stock Option Committee, however, may suspend or terminate the Annual Plan at any time. In addition, the Compensation and Stock Option Committee may amend the Annual Plan from time to time as it deems advisable, except that, no amendment shall be effective prior to approval by the Company's stockholders to the extent that such approval is required by Section 162(m) of the Code or is otherwise required by law.

NEW PLAN BENEFITS

     As noted above, the maximum annual bonus payable under the Annual Plan to all participants for any year is 5% of the pre-tax income for that fiscal year. Because the payment of an annual bonus for any year is subject to the number of eligible individuals chosen for participation and the relative percentage of pre-tax income attributable to each participant and further subject to reduction by the Compensation and Stock Option Committee, on a discretionary basis, the Company cannot determine the amounts that will be payable or allocable for fiscal year 2007 or in the future. As such, the Company has omitted the tabular disclosure of amounts that may be received under the Annual Plan. Under the terms of the Company's Annual Incentive Compensation Plan, the predecessor to the Annual Plan, for fiscal year 2005 the Company paid to Mr. Berkley a bonus of $7,500,000, which was the result of a discretionary reduction imposed by the Compensation and Stock Option Committee from the maximum amount Mr. Berkley could have received under such plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE
W. R. BERKLEY CORPORATION 2007 ANNUAL INCENTIVE COMPENSATION PLAN.

             AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has unanimously voted to recommend that the stockholders adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 shares to 500,000,000 shares. If the amendment is approved, the shares may be issued from time to time by the Board of Directors. It is not expected that further authorization from stockholders will be solicited for the issuance of any shares of common stock, except to the extent such authorization is required by law or by the rules of the New York Stock Exchange. Currently, there is no agreement, arrangement or understanding relating to the issuance and sale of the additional shares of common stock which would be authorized by the proposed amendment. Stockholders do not have, and the proposed amendment would not create, any preemptive rights.

     The Company currently has 300,000,000 shares of common stock authorized. At March 20, 2006, there were 128,164,357 shares issued and outstanding, and 28,583,911 shares held in treasury. After giving effect to the 3-for-2 stock split that was effected on April 4, 2006, there would have been 192,246,535 shares issued and outstanding, and 42,875,866 shares held in treasury at March 20, 2006. The Board believes it is desirable for the Company to have a sufficient number of shares of common stock available, as the occasion may arise, for possible future financings or acquisition transactions, stock dividends or splits (such as the 3-for-2 stock splits effected in each of 2002, 2003, 2005 and 2006), stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special stockholders' meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION.

          APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP has been appointed by the Board as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2006. The appointment of this firm was recommended to the Board by the Audit Committee. The Board is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board will reconsider its action and will appoint auditors for the 2006 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

     It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT AND NON-AUDIT FEES

     The aggregate amount of the fees billed or expected to be billed by KPMG for its professional services in 2005 and 2004 were as follows:

TYPE OF FEES                                                   2005($)     2004($)
------------                                                  ---------   ---------
Audit Fees(1)...............................................  4,393,000   4,903,000
Audit-Related Fees(2).......................................    154,600     202,347
Tax Fees(3).................................................     83,160     111,520
All Other Fees..............................................         --          --
                                                              ---------   ---------
Total Fees..................................................  4,630,760   5,216,867
                                                              =========   =========

------------------------------

(1) Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company's consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities.

(2) Fees associated with a SAS 70 review, actuarial services and the audit of health and benefit plans.

(3) Tax fees consist of fees for tax consultations and tax compliance services.

PRE-APPROVAL POLICIES

     Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company's independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2005 were approved by the Audit Committee in accordance with this policy.

                             AUDIT COMMITTEE REPORT

To the Board of Directors of W. R. Berkley Corporation:

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company's independent registered public accounting firm, regarding the fair and complete presentation of the Company's results and the assessment of the Company's internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence.

     During the course of 2005, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. At the conclusion of the process, the Committee reviewed a report prepared by management regarding the effectiveness of the Company's internal control over financial reporting. The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities Exchange Commission ("SEC"), as well as KPMG LLP's reports included in such Annual Report related to its audit of (i) the consolidated financial statements and financial statement schedules, (ii) management's assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2006.

     The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

     The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has ratified the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006.

                                          Audit Committee

                                          Mark L. Shapiro, Chairman
                                          Ronald E. Blaylock
                                          George D. Daly

March 31, 2006

     The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated therein and in this proxy statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the fiscal year ended December 31, 2005.

                  STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
                  AND OTHER PROPOSALS FOR 2007 ANNUAL MEETING

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 16, 2006 will be held on or about May 15, 2007. The Company's By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting of Stockholders to be held in 2007 no earlier than February 15, 2007 and no later than March 16, 2007. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

     Since the Company did not receive notice of any stockholder proposal for the 2006 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

     In addition to the foregoing, and in accordance with the rules of the Securities and Exchange Commission, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2007, such proposal must be received by the Secretary of the Company by December 14, 2006 in the form required under and subject to the other requirements of the applicable rules of the Securities and Exchange Commission. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

     A COPY OF ANY OR ALL OF THE COMPANY'S (I) ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005; (II) CORPORATE GOVERNANCE GUIDELINES;
(III) STATEMENT OF BUSINESS ETHICS; (IV) STATEMENT OF BUSINESS ETHICS FOR THE BOARD OF DIRECTORS; (V) CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS; (VI) AUDIT COMMITTEE CHARTER; (VII) COMPENSATION AND STOCK OPTION COMMITTEE CHARTER; AND
(VIII) NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER IS AVAILABLE ON OUR WEBSITE AT WWW.WRBERKLEY.COM AND IS ALSO AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF ANY OR ALL OF THESE DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY, W. R. BERKLEY CORPORATION, 475 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830.

                                          By Order of the Board of Directors,

                                          WILLIAM R. BERKLEY
                                          Chairman of the Board and
                                          Chief Executive Officer

                                                                         ANNEX A

                           W. R. BERKLEY CORPORATION
                    2007 ANNUAL INCENTIVE COMPENSATION PLAN

     W. R. Berkley Corporation, a Delaware corporation (the "Company"), adopts this W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan (the "Plan") for the purpose enhancing the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

     Remuneration payable under the Plan is intended to (i) constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code, and Section 1.162-27 of the Regulations, and (ii) comply with or be exempt from Section 409A of the Code, and the Plan shall be construed consistently with such intentions.

     1. DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Cause" shall have the meaning ascribed to such term in a Participant's employment agreement with the Company, or, absent any such agreement or any such definition in such agreement, Cause shall mean (i) continuing and material failure to fulfill his or her employment obligations or willful misconduct or gross neglect in the performance of such duties, (ii) commission of fraud, misappropriation or embezzlement in the performance of such duties, or (iii) conviction of a felony, which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and may result in material harm to the Company.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Committee" shall mean the Compensation and Stock Option Committee of the Board, which shall be comprised solely of two or more "outside directors" within the meaning of Section 1.162-27(e)(3) of the Regulations or any successor provision.

          (e) "Company" shall have the meaning ascribed to such term in the preamble.

          (f) "Disability" shall have the meaning ascribed to the term "Disability" in a Participant's employment agreement with the Company, or, absent any such agreement or any such definition in such agreement, in the Company's group disability insurance contract.

          (g) "Eligible Executive" shall mean the Company's Chief Executive Officer and each other employee of the Company that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

          (h) "Incentive Bonus" shall mean, for any fiscal year, the amount of incentive compensation payable under the Plan to a Participant, as determined by the Committee in accordance with Section 4 below.

          (i) "Participant" for any fiscal year shall mean any Eligible Executive chosen by the Committee for participation in the Plan for such fiscal year.

          (j) "Plan" shall have the meaning ascribed to such term in the preamble.

          (k) "Pre-Tax Income" shall have the meaning ascribed to such term in
     Section 4(c)(i) below.

          (l) "Regulations" shall mean the Treasury Regulations (and to the extent applicable, any proposed Treasury Regulations) promulgated under the Code, as amended from time to time.

     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee, which shall have full power and authority to (i) construe and interpret the Plan, (ii) adopt and alter rules and regulations relating to the Plan, (iii) establish, adjust downward, pay or decline to pay any Incentive Bonus under the Plan, and (iv) make all determinations necessary or advisable for the administration of the Plan. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Participant; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing the Incentive Bonus that is payable to any other Participant. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or Incentive Bonuses granted hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. All determinations of the Committee in the administration of the Plan shall be conclusive and binding on the Participants and all other parties concerned. When taking any action or making any determination pursuant to the Plan, the Committee shall consider the effect of such action or determination on the Plan and all Incentive Bonuses under Section 409A of the Code.

     3. ELIGIBILITY. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

     4.  AWARDS.

     (a) Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate in writing one or more Eligible Executives as a Participant in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Participant for such fiscal year.

     (b) The performance goal for each fiscal year shall be the achievement of Pre-Tax Income.

     (c) Incentive Bonus Amounts.

          (i) The aggregate amount of the Incentive Bonus for all Participants with respect to any fiscal year shall be five percent (5%) of the Company's earnings before income taxes as reported in the Company's audited consolidated financial statements, excluding (a) any losses from discontinued operations; (b) extraordinary gains and losses; and (c) the cumulative effect of accounting changes during the fiscal year ("Pre-Tax Income"), subject to reduction by the Committee as provided below. Not later than the 90th day of each fiscal year of the Company, the

     Committee, in its sole and absolute discretion, shall specify in writing the target Incentive Bonus payable to each Participant upon the achievement of Pre-Tax Income, which aggregate amount may not exceed five percent (5%) of Pre-Tax Income.

          (ii) Notwithstanding anything herein to the contrary and regardless of the target Incentive Bonus set for each Participant and the degree of achievement of Pre-Tax Income for any fiscal year, the Committee may reduce the amount payable hereunder to any Participant for any fiscal year to any lesser amount (including a reduction in such amount to zero) as it deems appropriate, in its sole discretion, taking into account any objective or subjective factors as it deems appropriate; provided, however, that a reduction in the Incentive Bonus for any one or more Participants shall not result in an increase in the Incentive Bonus for any other Participant.

     5. COMMITTEE CERTIFICATION. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine the extent to which Pre-Tax Income has been achieved and the amount of the Incentive Bonus to be paid to each Participant for such fiscal year and shall certify such determination in writing.

     6.  PAYMENT OF INCENTIVE BONUSES.

     (a) Subject to any election duly and validly made by a Participant with respect to the deferral of all or a portion of his or her Incentive Bonus as provided in subsection (b) below, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion; provided, however, that in no event shall such payment be made later than the March 15th of the year following the year to which the Incentive Bonus relates.

     (b) Deferrals.

          (i) The Committee may allow one or more Participants to elect to defer payment of all or a portion of each such Participant's Incentive Bonus for any fiscal year, in which case the Committee shall establish rules and procedures with respect to any such deferrals, which rules and procedures may change from year to year and may be different with respect to each Participant. Any deferrals of all or a portion of a Participant's Incentive Bonus shall be made in compliance with Section 409A of the Code.

          (ii) Deferred amounts are nonforfeitable and shall be paid to a Participant as elected by the Participant in a valid deferral election or as soon as administratively practicable following his or her separation of service with the Company, as defined in Section 409A of the Code. Any such deferrals hereunder constitute unfunded general obligations of the Company.

          (iii) Deferred amounts shall be credited with an interest equivalent amount until the time of final payment at a rate determined by the Committee from time to time. The sum of the amount deferred for any fiscal year plus all interest equivalent amounts credited to such deferred amounts shall be paid in a single sum or in up to 15 installments, as specified by the Participant in a valid deferral election.

          (iv) Any payment or payments otherwise required to be made to a Participant who is a "specified employee" of the Company, within the meaning of Section 409A of the Code, pursuant to this Section 6(b) as a result of such Participant's separation of service with the Company shall be delayed for a period of six months following such separation of service or such other period of time as may be required to comply with Section 409A(a)(2)(B)(i) of the Regulations. On the earliest date following such separation of service on which any such payment could be made in compliance with Section 409A(a)(2)(B)(i) of the Regulations, any payment or payments that were delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum.

     7. TERMINATION OF EMPLOYMENT.

     (a) If a Participant's employment with the Company terminates by reason of retirement on or after attainment of age 65, death, Disability or is terminated by the Company without Cause, or for any other reason specifically approved in advance by the Committee, the Participant shall be entitled to receive the Incentive Bonus for such fiscal year prorated for the number of days during the fiscal year in which such Participant was employed. Any such amount shall be paid to the Participant at the same time and in the same manner as such amount would have been paid to the Participant had the Participant continued to be employed with the Company through the applicable payment date.

     (b) If a Participant's employment with the Company terminates for any reason other than as provided in Section 7(a), he or she shall forfeit any right to receive an Incentive Bonus for the applicable fiscal year in which the termination occurs.

     8. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or
(b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that Pre-Tax Income has been achieved or the individual Incentive Bonus amounts have been determined, such amounts shall not be earned and the Company shall have no obligation to pay any Incentive Bonus hereunder unless and until the Committee expressly certifies such Incentive Bonus amounts in writing.

     9. WITHHOLDING. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus, including any amount of FICA taxes required to be withheld pursuant to Section 3121(v) of the Code, with respect to any amounts deferred hereunder.

     10. NONTRANSFERABILITY. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition, other than by will or the laws of descent and distribution.

     11. UNFUNDED PLAN. The Plan shall be unfunded and the Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

     12. ADOPTION, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

     (a) Subject to the approval of the Plan by the stockholders of the Company, the Plan shall become effective on January 1, 2007. The Company reserves the right, by action of the Committee, to terminate the Plan at any time. Subject to such earlier termination, the Plan shall have a term of ten years from its effective date and shall expire on December 31, 2016. Notwithstanding the immediately preceding sentence, the Incentive Bonuses to be earned by Participants for the 2016 fiscal year shall be calculated and certified by the Committee in due course after the Plan's expiration and, unless deferred by the Participant, paid to each applicable Participant in a lump sum as soon as practicable following such determination, but in no event shall such payment be made later than March 15, 2017. To the extent that Incentive Bonuses are deferred hereunder, such amounts will continue to be deferred in accordance with the rules and procedures established by the Committee for Incentive Bonus deferrals beyond the expiration of the Plan.

     (b) The Committee may, at any time and from time to time, alter, amend or suspend the Plan in whole or in part. No amendment shall be effective prior to approval by the Company's stockholders to the extent that such approval is required by Section 162(m) of the Code or is otherwise required by law.

     13. GOVERNING LAW. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

                            W. R. BERKLEY CORPORATION

                                                                           PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            W. R. BERKLEY CORPORATION

            The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 16, 2006 at 3:00 p.m., and at any adjournment of such meeting.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                      See reverse for voting instructions.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                             --PLEASE DETACH HERE--

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
      HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS
                PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

1. ELECTION OF DIRECTORS:

   01 William R. Berkley                     03 Philip J. Ablove
   02 George G. Daly                         04 Mary C. Farrell

[ ]         FOR all nominees listed          [ ]        WITHHOLD AUTHORITY
            except as marked to the                     to vote for all
            contrary below                              nominees listed

INSTRUCTION: To withhold authority to vote for any indicated nominee, write the
number(s) of the nominee(s) in the box provided to the right   [             ]


                                                FOR     AGAINST     ABSTAIN
2.          To approve the W. R. Berkley        [ ]       [ ]         [ ]
Corporation 2007 Annual Incentive
Compensation Plan

                                                FOR     AGAINST     ABSTAIN
3.          To approve and adopt an amendment   [ ]       [ ]         [ ]
to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 300,000,000 to 500,000,000

                                                FOR     AGAINST     ABSTAIN
4.          To ratify the appointment of        [ ]       [ ]         [ ]
KPMG LLP as the independent registered
public accounting firm for W. R. Berkley
Corporation for the fiscal year ending
December 31, 2006


In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Address change?  Mark box     [ ]
Indicate changes below:

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2006 Annual Meeting and the Annual Report for the fiscal year ended December 31, 2005.

DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

Date_______________________

[              ]
Signature(s) in Box
Please sign your name or names exactly as printed opposite. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Joint owners should each sign. DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.


                                       2